Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE
OF
INCORPORATION OF SQUARESPACE, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

March 15, 2021

Squarespace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Squarespace, Inc. The original certificate of incorporation of this corporation was filed in the office of the Secretary of State of the State of Delaware on October 29, 2007. An amended and restated certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on July 1, 2010. An amended and restated certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on April 15, 2014. An amended and restated certificate of incorporation was filed in the office of the Secretary of State of the State of Delaware on November 9, 2017. Certificates of amendment were filed in the office of the Secretary of State of the State of Delaware on November 30, 2017 and May 4, 2020.

SECOND: That the Board of Directors of the corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation, as amended through the date hereof, of this corporation be amended and restated in its entirety as follows:

Article I

The name of this corporation is Squarespace, Inc.

Article II

The address of the registered office of this corporation in the State of Delaware is 3500 South DuPont Highway, County of Kent, Dover, DE USA 19901. The name of its registered agent at such address is Incorporating Services, Ltd.

Article III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

Article IV

A.          Authorization of Stock. The total number of shares of all classes of stock that this corporation is authorized to issue is (i) One Hundred Fifty-Seven Million Eight Hundred Thirty-Nine Thousand Four Hundred Eleven (157,839,411) shares of Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), (ii) Sixty-Nine Million Nine Hundred Eighty-Seven Thousand Three Hundred Ninety-Eight (69,987,398) shares of Class B Common Stock, par value $0.0001 per share (“Class B Common Stock” and, together with the Class A Common Stock, collectively, the “Voting Common Stock”), (iii) Seven Million Six Hundred Seventy-Three Thousand One Hundred Fifty-Four (7,673,154) shares of Class C Common Stock, par value $0.0001 per share (“Class C Common Stock” and, together with the Voting Common Stock, collectively, the “Common Stock”) and (iv) One Hundred Four Million Four Hundred Forty-Six Thousand Three Hundred Thirty-Two (104,446,332) shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Fifty-Four Million Four Hundred Thirty-One Thousand Four Hundred Forty-Six (54,431,446) shares of Preferred Stock are designated as “Series A-1 Preferred Stock”, and Thirty-Nine Million One Hundred Thirty-Four Thousand Eight Hundred Sixty-Eight (39,134,868) shares of Preferred Stock are designated as “Series A-2 Preferred Stock” and Ten Million Eight Hundred Eighty Thousand Eighteen (10,880,018) shares of Preferred Stock are designated as “Series B Preferred Stock.”

B.           Rights, Preferences, Privileges and Restrictions of Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.           Dividend Provisions. The corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Amended and Restated Certificate of Incorporation) the holders of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock shall first receive, or simultaneously receive, on a pari passu basis, a dividend on each outstanding share of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock equal to the product of (i) the dividend payable on each share of such other class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock at the applicable Conversion Rate, times (ii) the number of shares of Common Stock issuable upon conversion of a share of Series A-1 Preferred Stock, Series A-2 Preferred Stock and Series B Preferred Stock, as the case may be, calculated on the record date for determination of holders entitled to receive such dividend. Except as provided in Section 3 of this Article IV, any redemption of Series A-2 Preferred Stock or Series B Preferred Stock shall be offered to the holders of each such series of Preferred Stock on a pro rata basis, in accordance with their respective Series A-2 Preferred Stock or Series B Preferred Stock holdings (on an as-converted to Common Stock basis). Participation in any such redemption or repurchase shall be at the sole option of each holder of Preferred Stock.

2.           Liquidation Preference.

(a)          In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of the Series A-2 Preferred Stock and the Series B Preferred Stock then outstanding shall be entitled to receive, on a pari passu basis, out of the assets of the corporation available for distribution to its stockholders prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A-1 Preferred Stock and the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of, as applicable, the Series A-2 Original Issue Price (as defined below) for such Series A-2 Preferred Stock, plus any declared but unpaid dividends on such share (such sum, the “Series A-2 Liquidation Preference”), or the Series B Original Issue Price (as defined below) for such Series B Preferred Stock, plus any declared but unpaid dividends on such share (such sum, the “Series B Liquidation Preference”). If, upon the occurrence of any Liquidation Event, the Proceeds thus distributed among the holders of the Series A-2 Preferred Stock and the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A-2 Preferred Stock and the Series B Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a). For purposes of this Amended and Restated Certificate of Incorporation, “Series A-2 Original Issue Price” shall equal $0.81081 per share for each share of Series A-2 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock), and “Series B Original Issue Price” shall equal $3.16596 per share for each share of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock).

(b)          Upon completion of the distribution required by subsection (a) of this Section 2, all of the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock and the holders of Series A-1 Preferred Stock and Series A-2 Preferred Stock pro rata on an as-converted to Common Stock basis, until, with respect to the Series A-2 Preferred Stock, such holders shall have received the applicable Participation Cap (as defined below) per share; thereafter, if Proceeds remain, the holders of the Common Stock and the holders of Series A-1 Preferred Stock of this corporation shall receive all of the remaining Proceeds pro rata on an as-converted to Common Stock basis. For purposes of this Amended and Restated Certificate of Incorporation, “Participation Cap” shall mean $3.2432 for the Series A-2 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock), which includes amounts paid pursuant to subsection (a) of this Section 2.

(c)          Notwithstanding the above, for purposes of determining the amount each holder of shares of Series A-2 Preferred Stock and Series B Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of Series A-2 Preferred Stock or Series B Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, into shares of Common Stock. If any such holder shall be deemed to have converted shares of Series A-2 Preferred Stock or Series B Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Series A-2 Preferred Stock or Series B Preferred Stock (whether pursuant to subsection (a) or (b) of this Section 2) that have not converted (or have not been deemed to have converted) into shares of Common Stock and such holder shall be entitled to participate with respect to such converted shares only as holders of Common Stock pursuant to subsection (b) of this Section 2.

(d)          (i)           For purposes of this Section 2, a “Liquidation Event” shall include in one transaction or a series of related transactions:

(A)         the closing of the sale, transfer or other disposition (whether by merger, consolidation or otherwise) of all or substantially all of (1) the assets of the corporation or (2) the assets of one or more direct or indirect subsidiaries of the corporation constituting all or substantially all of the assets of the corporation (determined on a consolidated basis with all of the corporation’s direct and indirect subsidiaries);

(B)          the consummation of the merger or consolidation of the corporation with or into another entity (except a merger or consolidation of the corporation in which the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold (1) at least fifty percent (50%) of the voting power and equity of the capital stock of the corporation or the surviving or acquiring entity in substantially the same proportions (relative to all such holders) as immediately prior to such transaction or related transactions and (2) securities with rights, preferences and powers that are substantially identical to the rights, preferences and powers of the securities they held immediately prior to such merger or consolidation);

(C)          the consummation of the merger or consolidation of one or more direct or indirect subsidiaries of the corporation, the assets of which subsidiary or subsidiaries (including, without limitation, the capital stock of such subsidiary or subsidiaries) constitute all or substantially all of the assets of the corporation (determined on a consolidated basis with all of the corporation’s direct and indirect subsidiaries) with or into another entity (except a merger or consolidation of such subsidiary or subsidiaries in which (1) the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold (x) at least fifty percent (50%) of the voting power and equity of the capital stock of the corporation in substantially the same proportions (relative to all such holders) as immediately prior to such transaction or related transactions and (y) securities with rights, preferences and powers that are substantially identical to the rights, preferences and powers of the securities they held immediately prior to such merger or consolidation and (2) the surviving or acquiring entity in such merger or consolidation is a wholly owned direct or indirect subsidiary of the corporation);

(D)          the closing of the transfer (whether by merger, consolidation or otherwise) in one transaction or series of related transactions to a person or group of affiliated persons (other than an underwriter of the corporation’s securities) of the corporation’s securities if, after such closing, such person or group of affiliated persons would hold fifty percent (50%) or more of the outstanding voting power or equity of the capital stock of the corporation (or the surviving or acquiring entity), provided, however, that the sale of the corporation’s securities in one transaction or a series of related transactions solely for capital raising purposes, which sale has been approved in writing by the holders of at least sixty percent (60%) of the then outstanding shares of Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class and separate from the Series A-1 Preferred Stock and Common Stock, which must include the approval of General Atlantic (as defined in the Amended and Restated Stockholders Agreement of the corporation, dated as of November 9, 2017 (as amended, the “Stockholders Agreement”) for so long as General Atlantic is a Major Holder (as defined in the Stockholders Agreement), (the “Requisite Investors”), shall not be deemed a Liquidation Event pursuant to this Section 2(d); or

(E)          a liquidation, dissolution or winding up of the corporation.

Notwithstanding the foregoing, a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of incorporation of the corporation. The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the Requisite Investors; provided, however, that if the proceeds to be received in any such transaction or series of related transactions by any holder of any such series of Preferred Stock would be less if the treatment of such transaction or series of related transactions as a Liquidation Event were so waived than if not so waived, then any holder of any such series of Preferred Stock which has not approved the waiver of such transaction or series of related transactions as a Liquidation Event shall be entitled to receive the same amount of proceeds such holder would otherwise be entitled to receive pursuant to Section 2 of this Article IV had such transaction or series of related transactions been treated as a Liquidation Event.

(ii)         In any Liquidation Event, if Proceeds received by the corporation or its stockholders are other than cash, its value will be deemed its fair market value as reasonably determined in good faith by the Board; provided, however, that any securities shall be valued as follows:

(A)         Securities not subject to investment letters or other similar restrictions on free marketability covered by (iii) below:

(1)          If traded on a securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)          If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)          If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board (including the approval of at least two of the Investor Directors).

(B)          The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board (including the approval of at least two of the Investor Directors);

(C)          The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)        In the event the requirements of this Section 2 are not complied with, the corporation shall forthwith either:

(A)          cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)          cancel such transaction, in which event the rights, preferences and privileges of the holders of Series A-2 Preferred Stock and Series B Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv)        The corporation shall give each holder of record of Series A-2 Preferred Stock and Series B Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the corporation has given the first notice provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods and the requirement that the corporation provide written notice may be shortened or waived upon the vote or written consent of the holders of the Requisite Investors.

3.           Redemption.

(a)          At any time after March 12, 2021, commencing within ninety (90) days after the receipt by this corporation of a written request (the “Redemption Demand”) from the Requisite Investors this corporation shall, to the extent it may lawfully do so, redeem all then outstanding shares of Series A-2 Preferred Stock and Series B Preferred Stock (other than Excluded Shares (as defined below)) from each holder of shares of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, and each such holder shall surrender for redemption, the shares of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, then held by each such holder by paying in cash the Redemption Price (as defined below) in three annual. installments. The date of each such installment shall be referred to as a “Redemption Date”. On each Redemption Date, the corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, owned by each holder, that number of outstanding shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, determined by dividing (i) the total number of shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Shares (as defined below) shall not be redeemed and shall be excluded from the calculations set forth in this sentence.

(b)          The corporation shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A-2 Preferred Stock and Series B Preferred Stock not less than thirty (30) days prior to each Redemption Date. Each Redemption Notice shall state: (i) the number of shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, held by the holder that the corporation shall redeem on the Redemption Date specified in the Redemption Notice; (ii) the Redemption Date and the Redemption Price (as defined below); (iii) the date upon which the holder’s right to convert such shares terminates (as determined in accordance with subsection 4(a)(i) below); and (iv) that the holder is to surrender to the corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed. if the corporation receives, on or prior to the 20th day after the date of mailing of the Redemption Notice to a holder of Series A-2 Preferred Stock or Series B Preferred Stock, written notice from such holder that such holder elects to be excluded from the redemption provided in this subsection 3, then the shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, registered on the books of the corporation in the name of such holder at the time of the corporation’s receipt of such notice shall thereafter be “Excluded Shares”. Excluded Shares shall not be redeemed or redeemable pursuant to this subsection 3, whether on such Redemption Date or thereafter.

(c)          The “Redemption Price” for each share of Series A-2 Preferred Stock to be redeemed shall be $1.62162 and for each share of Series B Preferred Stock to be redeemed shall be $6.33192 (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable).

(d)          Any redemption of Series A-2 Preferred Stock or Series B Preferred Stock effected pursuant to this subsection 3 shall be made on a pro rata basis among the holders of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, in proportion to the aggregate Redemption Price each such holder of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, would otherwise be entitled to receive on the Redemption. Date.

(e)          From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, designated for redemption on the Redemption Date in the Redemption Notice as holders of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable (except the right to receive the applicable Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this corporation legally available for redemption of shares of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, to be redeemed on a Redemption Date are insufficient to redeem the total number of shares of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the aggregate Redemption Price that each such holder would be entitled to receive pursuant to subsection 3(d). The shares of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the terms and conditions of this subsection 3, at any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A-2 Preferred Stock and Series B Preferred Stock such funds will immediately be used to redeem the balance of the shares that this corporation has become obliged to redeem on the Redemption Date but that it has not redeemed.

(f)           To the extent this corporation fails to pay the Redemption Price with respect to any shares of Series A-2 Preferred Stock or Series B Preferred Stock to be redeemed on the Redemption Date out of funds legally available therefor on or prior to the Redemption Date, beginning thirty (30) days after the failure to pay such Redemption Price, any unpaid balance of the Redemption Price shall accrue interest at the rate of ten percent (10.0%) per annum (“Redemption Interest”), and such Redemption Interest shall be distributed quarterly, in arrears, to the holders of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, which this corporation was obliged to redeem on the Redemption Date but have not been redeemed, pro rata in proportion to the aggregate unpaid Redemption Price each such holder is entitled to receive in respect of its shares of unredeemed Series A-2 Preferred Stock or Series B Preferred Stock, as applicable. At any time thereafter when additional funds of this corporation are legally available for the redemption of shares of Series A-2 Preferred Stock and Series B Preferred Stock, such funds will immediately be used first to pay Redemption Interest due and owing to the holders of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, which this corporation was obliged to redeem on the Redemption Date but have not been redeemed, pro rata in accordance with the number of shares of unredeemed Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, held by each, and then to redeem the balance of the shares that this corporation has become obliged to redeem on the Redemption Date but that it has not redeemed.

(g)          On or prior to each Redemption Date, this corporation shall deposit the Redemption Price of all shares of Series A-2 Preferred Stock and Series B Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice, and not yet redeemed or converted, with a bank or trust corporation having aggregate capital and surplus in excess of One Billion Dollars ($1,000,000,000) as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to publish the notice of redemption thereof and pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from this corporation that such holder has surrendered his, her or its share certificate to this corporation pursuant to subsection (3)(c) above. Such instructions shall also provide that any moneys deposited by this corporation pursuant to this subsection (3)(g) for the redemption of shares converted into shares of this corporation’s Common Stock pursuant to Article IV(B)(4) hereof prior to the Redemption Date shall be returned to this corporation forthwith upon such conversion. The balance of any moneys deposited by this corporation pursuant to this subsection (3)(g) remaining unclaimed at the expiration of two (2) years following the Redemption Date shall thereafter be returned to this corporation upon its request expressed in a resolution of its Board.

(h)          Notwithstanding anything contained herein, if the funds of this corporation legally available for redemption of shares of Series A-2 Preferred Stock and Series B Preferred Stock to be redeemed on a Redemption Date are insufficient to redeem the total number of shares of Series A-2 Preferred Stock and Series B Preferred Stock to be redeemed on such date and the funds that are legally available are used to redeem the maximum possible number of such shares ratably among the holders of Series A-2 Preferred Stock and Series B Preferred Stock, then the shares of Series A-2 Preferred Stock and Series B Preferred Stock actually redeemed pursuant to subsection 3 shall be deemed to have not been redeemed for purposes of determining the rights available to the holders of Series A-2 Preferred Stock and Series B Preferred Stock, as applicable, pursuant to subsections 5 and 6 below.

4.           Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)          Right to Convert. Each share of Series A-2 Preferred Stock and Series B Preferred Stock and each Disqualified Series A-1 Preferred Share, shall be convertible, at the option of the holder thereof, at any time after the date of issuance and in any event on or prior to the fifth (5th) day prior to the Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of Series A-2 Preferred Stock, Series B Preferred Stock or Disqualified Series A-1 Preferred Share, as applicable, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Applicable Original Issue Price (as defined below) of the Series A-2 Preferred Stock, Series B Preferred Stock or Disqualified Series A-1 Preferred Share, as the case may be, by the applicable Conversion Price of the Series A-2 Preferred Stock, Series B Preferred Stock or Disqualified Series A-1 Preferred Share determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. Each share of Series A-1 Preferred Stock (other than any Disqualified Series A-1 Preferred Share) shall be convertible, at the option of the holder thereof, at any time after the date of issuance at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class B Common Stock as is determined by dividing the Applicable Original Issue Price of the Series A-1 Preferred Stock by the applicable Conversion Price of the Series A-1 Preferred Stock determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The conversion rate of a series of Preferred Stock into the applicable class of Common Stock is referred to herein as the “Conversion Rate.” The “Conversion Price” per share for each series of Preferred Stock as of the date on which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”) is equal to the Applicable Original Issue Price for such series as of the Filing Date; provided, however, that the applicable Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth below. For purposes of this Amended and Restated Certificate of Incorporation, “Series A-1 Original Issue Price” shall mean $0.81081 per share for each share of the Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-1 Preferred Stock). The Series A-1 Original Issue Price, the Series A-2 Original Issue Price and the Series B Original Issue Price (each as defined in Section 2(a)), as applicable, is referred to herein as the “Applicable Original Issue Price.”

(b)          Automatic Conversion. Each share of Series A-1 Preferred Stock (other than any Disqualified Series A-1 Preferred Share) shall automatically be converted into shares of Class B Common Stock and each share of Series A-2 Preferred Stock, Series B Preferred Stock and Disqualified Series A-1 Preferred Share shall automatically be converted into shares of Class A Common Stock, in each case at the Conversion Rate at the time in effect for such series of Preferred Stock immediately prior to the earliest of (i) this corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”) resulting in at least $100,000,000 of proceeds to the corporation in the aggregate (net of underwriting discounts and commissions) after which the Class A Common Stock will be listed on a Qualified Exchange (as defined below) (a “Qualified Public Offering”), (ii) the effectiveness of a registration statement on Form S-1 under the Securities Act in respect of shares of Class A Common Stock after which the Class A Common Stock will be listed on a Qualified Exchange in a ‘direct listing’ (the “Direct Listing Effectiveness”), or (iii) (A) in regards to the Series A-1 Preferred Stock, the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (voting as a separate class), (B) in regards to the Series B Preferred Stock, the date specified by vote or written consent of the holders of a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class) and (C) in regards to the Series A-2 Preferred Stock, the date specified by vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series A-2 Preferred Stock (voting as a separate class). “Qualified Exchange” means the New York Stock Exchange LLC, the Nasdaq Stock Market LLC, or (if approved by the Requisite Investors) any other national securities exchange registered pursuant to Section 6 of the Securities Exchange Act of 1934, as amended.

(c)          Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the number of shares of Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number and type of shares of Common Stock to which such holder shall be entitled as aforementioned. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act or the Direct Listing Effectiveness, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the Direct Listing Effectiveness, as the case may be, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing with the underwriters of such sale of securities or the Direct Listing Effectiveness. If the conversion is in connection with automatic conversion provisions of subsection 4(b)(i), 4(b)(ii) or 4(b)(iii) above, such conversion shall be deemed to have been made on the date of consummation of the Qualified Public Offering, the date of effectiveness of the registration statement or the date described in the stockholder consent approving the conversion, respectively, and the persons entitled to receive shares of Common Stock upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)          Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)

(A)          If this corporation shall issue, on or after November 9, 2017 (the “Original Issue Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price in effect immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price (determined by dividing the aggregate consideration received by the corporation in respect of such issue as determined herein by the applicable Conversion Price in effect immediately prior to such issuance); and the denominator of which shall be the number of shares of Common Stock Outstanding immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this subsection 4(d)(i)(A), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion or exchange of outstanding securities convertible into or exchangeable for Common Stock (other than Class A Common Stock issuable upon conversion or exchange of Class C Common Stock) (for the purpose of this sentence, “convertible securities”), (3) Common Stock issuable upon exercise of outstanding stock options and other securities exercisable for Common Stock (for the purpose of this sentence, “options”) and (4) Common Stock issuable upon exercise, conversion or exchange of options and convertible securities issuable upon the exercise, conversion or exchange of securities exercisable, convertible or exchangeable for options and convertible securities. Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)          No adjustment of the Conversion Price for a series of Preferred Stock shall be made in an amount less than one-hundredth of a cent ($0.0001) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of the Conversion Price of Series A-2 Preferred Stock or Series B Preferred Stock pursuant to this subsection 4(d)(i) shall have the effect of increasing such Conversion Price above the Conversion Price of such series of Preferred Stock in effect immediately prior to such adjustment.

(C)         In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)         In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined by the Board (including the approval of a Series A-2 Preferred Director and the Series B Director) irrespective of any accounting treatment.

(E)         In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)           The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby. To the extent that an adjustment of the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock shall have been made upon the issuance of such options or rights, a readjustment of the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, shall be made upon the actual issuance of such Common Stock upon the exercise of such options or rights to the extent that the aggregate amount of additional consideration paid to this corporation upon such exercise exceeds the minimum exercise price provided in such options or rights.

(2)             The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and 4(d)(i)(D)). To the extent that an adjustment of the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock shall have been made upon the issuance of such convertible or exchangeable securities or upon the exercise of options or rights for such securities, a readjustment of the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, shall be made upon the actual issuance of such Common Stock upon the conversion or exchange of such securities to the extent that the aggregate amount of additional consideration paid to this corporation upon such conversion or exchange exceeds the minimum exercise price provided in such convertible or exchangeable securities.

(3)             In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change.

(4)             Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)             The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)         “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation on or after the Filing Date other than:

(A)         Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)          shares of Common Stock issued to employees, directors, consultants and other service providers other than for equity financing purposes pursuant to plans or agreements approved by the Board and the Requisite Investors;

(C)          Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date and Class A Common Stock issued pursuant to the conversion of Class C Common Stock;

(D)          Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of the Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, resulting from the operation of subsection 4(d);

(E)           Common Stock issued or deemed issued to a bona fide commercial operating entity in connection with a bona fide strategic business transaction with this corporation or any affiliate of this corporation which is directly related to this corporation’s business, which transaction is (1) approved by the Board and the Requisite Investors and (2) other than primarily for equity financing purposes; or

(F)           Common Stock issued or deemed issued pursuant to strategic transactions, equipment lease financings or bank credit arrangements entered into for primarily non-equity financing purposes, in each case which has been approved by (1) the Board and (2) the Requisite Investors.

(iii)         In the event this corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(iv)         If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price of each series of the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

(e)           Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii) or Section 2, then, in each such case for the purpose of this subsection 4(e), the holders of each series of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)           Recapitalizations. If at any time or from time to time after the Filing Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of each series of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of the number of shares of Common Stock deliverable upon conversion of the Preferred Stock held by such holder on the date of such recapitalization would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect for the Preferred Stock and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)          No Impairment. This corporation will not, without the appropriate vote of the stockholders under the General Corporation Law or Section 6 of this Article IV(B), by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(h)          No Fractional Shares and Certificate as to Adjustments.

(i)          No fractional shares shall be issued upon the conversion of any share or shares of Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and this corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fraction is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)         Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(i)           Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(j)           Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number and type of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Amended and Restated Certificate of Incorporation.

(k)          Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(l)           Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of such series of Preferred Stock (voting as a separate class). Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

5.           Voting Rights.

(a)          General Voting Rights. The holder of each share of Preferred Stock shall have the right to one (1) vote for each share of Common Stock into which such Preferred Stock could then be converted (assuming for such purposes only that all such Preferred Stock is convertible into Class B Common Stock (not Class A Common Stock) at its then applicable Conversion Rate), and, subject to the foregoing provision regarding the number of votes, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Class B Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock and except as provided by law, shall be entitled to vote, together with holders of Voting Common Stock, with respect to any question upon which holders of Voting Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted to Common Stock basis (assuming for such purposes only that all Preferred Stock is convertible into Class B Common Stock (not Class A Common Stock) at its then applicable Conversion Rate and after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half (1/2) being rounded upward).

(b)          Voting for the Election of Directors. As long as Fourteen Million Four Hundred Ninety Nine Thousand Nine Hundred Ninety (14,499,990) shares of Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-1 Preferred Stock) remain outstanding, the holders of the Series A-1 Preferred Stock (voting as a separate class) shall be entitled to elect four (4) directors of this corporation at any election of directors (each, a “Series A-1 Preferred Director”). Subject to subsection 3(h) and as long as Eleven Million Eight Hundred Seventy Thousand Eight Hundred Forty Five (11,870,845) shares of Series A-2 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock) remain outstanding, the holders of the Series A-2 Preferred Stock (voting as a separate class) shall be entitled to elect two (2) directors of this corporation at any election of directors (each, a “Series A-2 Preferred Director”). Subject to subsection 3(h) and as long as Three Million One Hundred Fifty Eight Thousand Six Hundred (3,158,600) shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) remain outstanding, the holders of the Series B Preferred Stock (voting as a separate class) shall be entitled to elect one (1) director of this corporation at any election of directors (the “Series B Preferred Director” and collectively with the Series A-2 Preferred Directors, the “Investor Directors”).

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, (i) any vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; and (ii) any vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 5(b). Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled as provided in this Subsection 5(b).

6.           Protective Provisions.

(a)          Subject to Subsection 3(h) of this Article IV and as long as more than Eleven Million Eight Hundred Seventy Thousand Eight Hundred Forty Five (11,870,845) shares of the Series A-2 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-2 Preferred Stock) remain outstanding or Three Million One Hundred Fifty Eight Thousand Six Hundred (3,158,600) shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) remain outstanding, and in any event subject to applicable law, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the Requisite Investors, unless the outstanding share amount of any such series of stock at such time is less than its applicable outstanding share amount set forth in this subsection 6(a), in which case the foregoing approval (by vote or written consent, as provided by law) of the holder or holders of such series need not be obtained (and, for the avoidance of doubt, such series shall no longer be entitled to the benefit of the following protective provisions):

(i)          consummate or agree to consummate a Liquidation Event;

(ii)         alter, change, modify or repeal the rights, preferences or privileges of the shares of the Series A-2 Preferred Stock or the Series B Preferred Stock so as to affect adversely the shares or the holders thereof, other than terms with respect to which alteration, change, modification or repeal the holders of Series A-2 Preferred Stock or Series B Preferred Stock, as applicable, are entitled to vote as a separate class or series pursuant to the General Corporation Law or any other provision of this Amended and Restated Certificate of Incorporation, the alteration, change, modification or repeal of which shall require the requisite separate class or series vote;

(iii)        amend, waive, repeal or otherwise effect any other change (whether by merger, consolidation or otherwise) to this corporation’s Amended and Restated Certificate of Incorporation or Bylaws;

(iv)        increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or any series thereof;

(v)         authorize or issue, or obligate itself to issue, any security (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) having a preference over, or being on a parity with, any series of Preferred Stock;

(vi)        issue, or obligate itself to issue, any security (whether equity, convertible debt or a unit of debt and equity securities or any other security convertible into or exercisable for any such security) other than a security issued pursuant to an equity incentive plan adopted by this corporation (the “Option Plan”) which Option Plan is approved by the Board and the Requisite Investors;

(vii)       redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that without limiting the other consent rights under this Section 6(a), this restriction shall not apply to (A) the repurchase by this corporation of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons (in each case, other than the Founder) performing services for the corporation or a subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at the lower of cost or fair market value upon the termination of employment or service, (B) the net exercise, settlement or cashless exercise of awards issued pursuant to an Option Plan or the forfeiture of shares of the corporation’s capital stock issued pursuant to an Option Plan to satisfy tax liabilities upon the exercise, settlement or vesting of awards issued pursuant to an Option Plan, or (C) the redemption of any share or shares of Preferred Stock in accordance with Section 3;

(viii)      except as required by the General Corporation Law and as provided otherwise in this Amended and Restated Certificate of Incorporation, pay or declare any dividend or distribution on the Common Stock or Preferred Stock of this corporation or any series or class of any of the foregoing;

(ix)        enter into or be a party to any transaction with any director, officer or any holder of greater than ten percent (10%) of this corporation’s outstanding Common Stock (assuming the exercise, exchange or conversion of all outstanding securities exercisable, exchangeable or convertible for or into Common Stock) (or any affiliate or immediate family member of any of the foregoing, provided, that if a person specified in this Section 6(a)(ix) holds less than 10% of the outstanding voting securities of any entity, such entity shall not be an “affiliate” of such person for this Section 6(a)(ix)) except (i) transactions made in the ordinary course of business and pursuant to reasonable requirements of the this corporation’s business and upon fair and reasonable terms that are approved by the disinterested directors of the Board and (ii) in connection with any Covered Transfer (as defined in that certain Amended and Restated Stockholders Agreement dated on or about the Filing Date by and among the corporation and certain of its stockholders, as may be amended and/or restated from time to time).

(x)         change the authorized number of, or method of electing, the directors of this corporation;

(xi)        appoint or remove auditors of this corporation or change the fiscal year of this corporation;

(xii)       increase the number of shares of Common Stock reserved for issuance to employees and consultants, whether wider any equity incentive plan or scheme of the corporation;

(xiii)      issue (i) additional shares of Class B Common Stock or (ii) Series A-1 Preferred Stock or any other shares convertible into Class B Common Stock, in each case other than (x) shares of Class B Common Stock issued upon conversion of Series A-1 Preferred Stock, or (y) shares of Class B Common Stock issued pursuant to an Option Plan that is in effect as of the Filing Date (such shares described in clauses (x) and (y), “Permitted Class B Shares”); or

(xiv)      permit any direct or indirect subsidiary of this corporation to consummate or agree to consummate any of the actions contemplated by clauses (i) through (xiii) of this Section 6(a) or to authorize or issue or obligate itself to issue, any equity security of such subsidiary other than to this corporation or a direct or indirect wholly-owned subsidiary of this corporation.

(b)          As long as more than Fourteen Million Four Hundred Ninety Nine Thousand Nine Hundred Ninety (14,499,990) shares of the Series A-1 Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A-1 Preferred Stock) remain outstanding, and in any event subject to applicable law, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A-1 Preferred Stock (voting as a separate class):

(i)          alter, change, modify or repeal the rights, preferences or privileges of the shares of the Series A-1 Preferred Stock so as to affect adversely the shares or the holders thereof; or

(ii)         increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A-1 Preferred Stock.

(c)          As long as more than Three Million One Hundred Fifty Eight Thousand Six Hundred (3,158,600) shares of Series B Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series B Preferred Stock) remain outstanding, and in any event subject to applicable law, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting as a separate class):

(i)          alter, change, modify or repeal the rights, preferences or privileges of the shares of the Series B Preferred Stock so as to affect adversely the shares or the holders thereof; or

(ii)         increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock.

7.           Status of Redeemed or Converted Stock. In the event any shares of Preferred Stock shall be redeemed or converted pursuant to Section 3 or Section 4 hereof, the shares so redeemed or converted shall be cancelled and shall not be issuable by this corporation. The Amended and Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

8.           Waiver. Not by way of limitation, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock (voting as a separate class) and Requisite Investors, other than with respect to those rights, powers, preferences and other terms with respect to which the holders of a class or series of Preferred Stock (including for such purpose, the proviso to the paragraph following Clause (E) to Section 2(d)(i) of Article IV) are entitled to vote as a separate class or series pursuant to the General Corporation Law or any other provision of this Amended and Restated Certificate of Incorporation, the waiver of which shall require the requisite separate class or series vote.

C.           Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.           General. The voting, dividends, liquidation rights of holders, privileges, restrictions and other matters relating to the Class A Common Stock, Class B Common Stock and Class C Common Stock are subject to and qualified by the rights, powers and preferences of the holders of Preferred Stock as set forth herein.

2.           Rights Relating to Dividends, Subdivisions and Combinations.

(a)          Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive, when, as and if declared by the Board, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board. Any dividends paid to the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be paid pro rata, on an equal priority, pari passu basis.

(b)          The corporation shall not declare or pay any dividend or make any other distribution to the holders of Class A Common Stock, Class B Common Stock or Class C Common Stock payable in securities of the corporation unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock and Class C Common Stock if, and only if, (A) a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date and (B) a dividend payable in shares of Class C Common Stock, or rights to acquire shares of Class C Common Stock, as applicable, are declared and paid to the holders of Class C Common Stock at the same rate and with the same record date and payment date; (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class C Common Stock if, and only if, (A) a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date and (B) a dividend payable in shares of Class C Common Stock, or rights to acquire shares of Class C Common Stock, as applicable, are declared and paid to the holders of Class C Common Stock at the same rate and with the same record date and payment date; and (iii) dividends or other distributions payable in shares of Class C Common Stock or rights to acquire shares of Class C Common Stock may be declared and paid to the holders of Class C Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock or Class B Common Stock if, and only if, (A) a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date and (B) a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date.

(c)          If the corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3.           Voting Rights.

(a)          Class A Common Stock. Each holder of shares of Class A Common Stock shall (i) before the Initial Public Event, be entitled to one-tenth (1/10) of one (1) vote for each share thereof held and (ii) after the Initial Public Event, be entitled to one (1) vote for each share thereof held.

(b)          Class B Common Stock. Each holder of shares of Class B Common Stock shall (i) before the Initial Public Event, be entitled to one (1) vote for each share thereof held and (ii) after the Initial Public Event, be entitled to ten (10) votes for each share thereof held.

(c)          Class C Common Stock. Each holder of shares of Class C Common Stock shall be entitled to no votes for each share thereof held.

(d)          Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding or issuable upon conversion of Series A-1 Preferred Stock, in addition to any vote required hereunder, by applicable law or in the Bylaws of the corporation, the corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock and Series A-1 Preferred Stock, voting together as a single class and on an as-converted to Class B Common Stock basis, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)          amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation (including any filing of a Certificate of Designation), in a manner that adversely modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class B Common Stock or amend, alter or repeal Part B.4(a) or Part B.4(b) of Article IV of this Amended and Restated Certificate of Incorporation;

(ii)         (A) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock having the right to more than either (x) in the case of Common Stock held before the Initial Public Event, one-tenth (1/10) of one (1) vote for each share thereof, (y) in the case of Preferred Stock held before the Initial Public Event, one (1) vote for each share Common Stock issuable upon such share of Preferred Stock or (z) in the case of both Common Stock and Preferred Stock held from and after the Initial Public Event, one (1) vote for each share thereof, or (B) increase the authorized number of shares of any additional class or series of capital stock of the corporation having the right to more than either (x) in the case of Common Stock held before the Initial Public Event, one-tenth (1/10) of one (1) vote for each share thereof, (y) in the case of Preferred Stock held before the Initial Public Event, one (1) vote for each share of Common Stock issuable upon such share of Preferred Stock or (z) in the case of both Common Stock and Preferred Stock held from and after the Initial Public Event, one (1) vote for each share thereof, in each case other than Permitted Class B Shares;

(iii)        reclassify, alter or amend any existing security of the corporation if such reclassification, alteration or amendment would provide such other security with the right to more than either (x) in the case of Common Stock held before the Initial Public Event, one-tenth (1/10) of one (1) vote for each share thereof, (y) in the case of Preferred Stock held before the Initial Public Event, one (1) vote for each share of Common Stock issuable upon such share of Preferred Stock or (z) in the case of both Common Stock and Preferred Stock held from and after the Initial Public Event, one (1) vote for each share thereof; or

(iv)        consummate or agree to consummate a Liquidation Event in which the Class B Common Stock, Class A Common Stock and Class C Common Stock do not receive Equivalent Consideration paid pursuant to Part B.2 and Part C. 4 of Article IV.

(e)          Class A Common Stock Protective Provisions. So long as any shares of Class A Common Stock remain outstanding or issuable upon conversion of Series A-2 Preferred Stock, Series B Preferred Stock or Class C Common Stock, in addition to any vote required hereunder, by applicable law or in the Bylaws of the corporation, the corporation shall not, without the approval by vote or written consent of the holders of a majority of the voting power of the Class A Common Stock, Series A-2 Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as-converted to Class A Common Stock basis, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)          amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation (including any filing of a Certificate of Designation), in a matter that adversely modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class A Common Stock or amend, alter or repeal Part B.4(a) or Part B.4(b) of Article IV of this Amended and Restated Certificate of Incorporation;

(ii)         issue additional shares of Class B Common Stock or any other shares convertible into Class B Common Stock, in each case other than Permitted Class B Shares; or

(iii)        consummate or agree to consummate a Liquidation Event in which the Class B Common Stock, Class A Common Stock and Class C Common Stock do not receive Equivalent Consideration paid pursuant to Part B.2 and Part Article IVC.4 of Article IV.

(f)           Class C Common Stock Protective Provisions. So long as any shares of Class C Common Stock remain outstanding or issuable, in addition to any vote required hereunder, by applicable law or in the Bylaws of the corporation, the corporation shall not, without the approval by vote or written consent of the holders of a majority of the Class C Common Stock, directly or indirectly, or whether by amendment, or through merger, recapitalization, consolidation or otherwise:

(i)          amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the corporation (including any filing of a Certificate of Designation), in a manner that adversely modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of the Class C Common Stock or amend, alter or repeal Part B.4(a) or Part B.4(b) of Article IV of this Amended and Restated Certificate of Incorporation; or

(ii)         consummate or agree to consummate a Liquidation Event in which the Class B Common Stock, Class A Common Stock and Class C Common Stock do not receive Equivalent Consideration paid pursuant to Part B.2 and Part CArticle IVC.4 of Article IV.

(g)          General. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and Voting Common Stock shall (i) vote together and not as separate series or classes on all matters (including the election of directors) submitted to a vote of the stockholders of the corporation, (ii) be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the corporation and (iii) be entitled to vote upon such matters and in such manner as may be provided by applicable law. There shall be no cumulative voting.

(h)          Increases and Decreases to Common Stock. The number of authorized shares of each class of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or the number required to be reserved hereunder to effectuate the conversion of shares of Preferred Stock, Class B Common Stock and Class C Common Stock into Class A Common Stock) by the affirmative vote of the holders of shares of stock of this corporation representing a majority of the votes represented by all outstanding shares of Common Stock and Preferred Stock entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

4.           Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock as provided below in Part B.2 of Article IV, that may then be outstanding, the remaining assets of the corporation legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock in connection with any Deemed Liquidation Event pursuant to any bona fide employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Part C.4 of Article IV.

5.           Optional Conversion of the Class B Common Stock.

(a)          At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(b)          Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or any transfer agent for the Class B Common Stock, and shall give written notice to the corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Thereupon, the corporation shall promptly issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date. If a conversion election under this Section 5(b) is made in connection with an Initial Public Event, the conversion may, at the option of the holder tendering shares of Class B Common Stock for conversion, be conditioned upon the closing with the underwriters of the sale of the corporation’s securities pursuant to such offering or the Direct Listing Effectiveness, as applicable, in which event the holders making such elections who are entitled to receive Class A Common Stock upon conversion of their Class B Common Stock shall not be deemed to have converted such shares of Class B Common Stock until immediately prior to the closing with the underwriters of such sale of the corporation’s securities in the offering or the Direct Listing Effectiveness, as applicable.

6.           Automatic Conversion of the Class B Common Stock.

(a)          Automatic Conversion Upon Transfer. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer of such share of Class B Common Stock, other than a Permitted Transfer. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares at the office of the corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock surrendered were convertible on the date on which such automatic conversion occurred.

(b)          Automatic Conversion Upon Death. Each share of Class B Common Stock held of record by a natural person shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the death of such stockholder.

7.            Automatic Conversion of Class C Common Stock. Each share of Class C Common Stock shall automatically be converted into shares of Class A Common Stock immediately prior to the Initial Public Event; provided that if HSR Clearance is required to be obtained by a holder and has not been obtained by such holder at the time of the Initial Public Event, the conversion of such holder’s Class C Common Stock into Class A Common Stock shall be delayed until the time that such HSR Clearance has been obtained.  Such conversion shall be deemed to have been made on the date of the Initial Public Event (or, if later, two (2) business days following the date that HSR Clearance is obtained), and the persons entitled to receive shares of Class A Common Stock upon such conversion shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of such date.  Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless, if certificates were issued, the certificates evidencing such shares of Class C Common Stock are either delivered to the corporation or its transfer agent as provided below, or the holder notifies the corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class C Common Stock, the holders of Class C Common Stock so converted shall surrender the certificates representing such shares, if such certificates were issued, at the office of the corporation or any transfer agent for the Class A Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office or through an electronic platform maintained by the corporation and in its name as shown on such surrendered certificate or certificates or in the platform maintained by the corporation, a certificate or certificates or in the electronic book entry records maintained by the corporation for the number of shares of Class A Common Stock into which the shares of Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.  “HSR Clearance” means the expiration or earlier termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

8.            Final Conversion of Class B Common Stock. On the Final Conversion Date (as defined below), each one (1) issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following the Final Conversion Date, the corporation may no longer issue any additional shares of Class B Common Stock.

9.            Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and Class C Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock; and if the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such numbers of shares as shall be sufficient for such purpose.

10.         Policies and Procedures. The corporation may, from time to time, establish such policies and procedures, not in violation of applicable law or this Amended and Restated Certificate of Incorporation or the Bylaws, relating to the conversion of shares of the Class B Common Stock or Class C Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the corporation has reason to believe that a Transfer that is not a Permitted Transfer has occurred, the corporation may request that the purported transferor furnish affidavits or other evidence to the corporation as it reasonably deems necessary to determine whether a Transfer that is not a Permitted Transfer has occurred, and if such transferor does not within thirty (30) days after the date of such request furnish sufficient (as determined by the Board) evidence to the corporation (in the manner provided in the request) to enable the corporation to determine that no such Transfer that is not a Permitted Transfer has occurred, any such shares of Class B Common Stock, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock and such conversion shall thereupon be registered on the books and records of the corporation. In connection with any action of the stockholders of the corporation taken at a meeting, the stock ledger of the corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes of shares held by each such stockholder and the number of shares of each class held by such stockholder.

11.         Definitions. For purposes of Part B and this Part C of Article IV, the following definitions shall apply:

(a)          “Disability” means, with respect to the Founder, permanent and total disability such that the Founder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner.

(b)          “Disqualified Series A-1 Preferred Share” shall mean each share of Series A-1 Preferred Stock that is Transferred following the Original Issue Date in any transaction other than a Permitted Transfer except for any share of Series A-1 Preferred Stock that is Transferred to General Atlantic (SQRS II) LP pursuant to the transactions contemplated by that certain Stock Purchase Agreement, dated as of October 12, 2017, by and among the corporation, General Atlantic (SQRS II) LP and the sellers party thereto (including the tender offer contemplated thereby).

(c)          “Equivalent Consideration” shall mean (i) with respect to the Class A Common Stock, the same consideration paid or otherwise distributed in respect of the Class B Common Stock and Class C Common Stock, (ii) with respect to the Class B Common Stock, the same consideration paid or otherwise distributed in respect of the Class A Common Stock and Class C Common Stock and (iii) with respect to the Class C Common Stock, the same consideration paid or otherwise distributed in respect of the Class A Common Stock and Class B Common Stock; provided, however, that in the event that consideration is paid in capital stock or other securities of another entity, such securities need not be identical with respect to voting rights in order to be Equivalent Consideration. For the avoidance of doubt, compensation pursuant to any bona fide employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock, Class B Common Stock or Class C Common Stock does not constitute consideration in respect of the Class A Common Stock, Class B Common Stock or Class C Common Stock.

(d)          “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder.

(e)          “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earliest to occur of (i) the first date on which the outstanding shares of Series A-1 Preferred Stock and Class B Common Stock held by the Founder and his Permitted Transferees represent less than ten percent (10%) of the aggregate number of shares of the then outstanding Class A Common Stock and Class B Common Stock on an as-converted basis, (ii) the date specified by the holders of a majority of the outstanding shares of Class B Common Stock (including the Series A-1 Preferred Stock voting on an as-converted basis) or (iii) date of the Founder’s death or Disability.

(f)           “Founder” means Anthony Casalena.

(g)          “Initial Public Event” means the earliest of (i) the closing of the corporation’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Class A Common Stock or (ii) the effectiveness of a registration statement under the Securities Act that registers shares of the corporation’s Class A Common Stock in a ‘direct listing’, in each case (i) or (ii) where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act of 1933, as amended.

(h)          “Permitted Entity” shall mean, any corporation, partnership, limited liability company, foundation (including a private foundation), donor-advised fund, or supporting organization within the meaning of Section 509(a)(3) of the Internal Revenue Code of 1986, as amended, in which a Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, either (i) owns shares, partnership interests or membership interests, as applicable, with sufficient voting power in the corporation, partnership, limited liability company, foundation (including a private foundation), donor-advised fund, or supporting organization, as the case may be, or (ii) otherwise has legally enforceable rights, in each case such that the Qualified Stockholder retains exclusive Voting Control with respect to all shares of Class B Common Stock or Series A-1 Preferred Stock, as applicable, held of record by such corporation, partnership, limited liability company, foundation (including a private foundation), donor-advised fund, or supporting organization, as the case may be.

(i)           “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock or Series A-1 Preferred Stock, as applicable, as set forth below, in each case so long as such Qualified Stockholder retains sufficient Voting Control, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains exclusive Voting Control with respect to all shares of Class B Common Stock or Series A-1 Preferred Stock, as applicable, held of record by the applicable transferee:

(i)          by a Qualified Stockholder to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii)         by a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iii)        by a Qualified Stockholder to a Family Member of such Qualified Stockholder;

(iv)        by a Family Member of a Qualified Stockholder, to such Qualified Stockholder;

(v)         by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder; or

(vi)        by a Permitted Entity of a Qualified Stockholder, to such Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder.

(j)           “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock or Series A-1 Preferred Stock, as applicable received in a Transfer that constitutes a Permitted Transfer.

(k)          “Permitted Trust” shall mean a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder, or a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has exclusive Voting Control with respect to the shares of Class B Common Stock or Series A-1 Preferred Stock, as applicable, held by such trust.

(l)           “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock or Series A-1 Preferred Stock (A) immediately prior to the Initial Public Event (in the case of any Transfer occurring upon or following the Initial Public Event) or (B) as of November 9, 2017 (in the case of any Transfer occurring prior to the Initial Public Event); (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the corporation (including, without limitation, upon conversion of the Preferred Stock or upon exercise of options or warrants), subject to the provisions of Part B.6(a)(xii) or Part C.3(d)(ii) of Article IV; and (iii) a Permitted Transferee.

(m)         “Transfer” of a share of Class B Common Stock or Series A-1 Preferred Stock shall mean any direct or direct sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock or Series A-1 Preferred Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise, such that the previous holders of such voting power no longer retain exclusive Voting Control with respect to the shares of Class B Common Stock or Series A-1 Preferred Stock held by such holder; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i)          the granting of a revocable proxy to officers or directors of the corporation at the request of the Board of Directors of the corporation in connection with actions to be taken at an annual or special meeting of stockholders;

(ii)         entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock or Series A-1 Preferred Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the corporation, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii)        the pledge of shares of Class B Common Stock or Series A-l Preferred Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”; or

(iv)        entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock or Series A-1 Preferred Stock beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after November 9, 2017, of a majority of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, other than a Transfer to parties that were, as of November 9, 2017, holders of voting securities of any such entity or Parent of such entity. “Parent” of an entity shall mean any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.

(n)          “Voting Control” shall mean, with respect to a share of Class B Common Stock or Series A-1 Preferred Stock, as applicable, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

Article V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

Article VI

Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

Article VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

Article VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

Article IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

Article X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Article XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

Article XII

To the fullest extent permitted by the General Corporation Law, this corporation acknowledges that: (i) each stockholder (subject to the proviso below) and each Preferred Director (each, an “Exempted Person”) shall have no duty (contractual or otherwise) not to, directly or indirectly, engage in the same or similar business activities or lines of business as this corporation or any of its subsidiaries, including those deemed to be competing with this corporation or any of its subsidiaries; and (ii) in the event that any Exempted Person acquires knowledge of a potential transaction or matter that may be a corporate opportunity for this corporation, then such Exempted Person shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to this corporation or any of its subsidiaries, as the case may be, and shall not be liable to this corporation or its affiliates or stockholders for breach of any duty (contractual or otherwise) by reason of the fact that such Exempted Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to this corporation or any of its subsidiaries; provided, however, that (i) this Article XII shall not limit any non-compete or other restrictive covenant agreement entered into between the corporation and an officer or employee of this corporation or any subsidiary of this corporation and (ii) this Article XII shall not apply to stockholders who are also officers or employees of this corporation or any subsidiary of this corporation (other than officers affiliated with any Series A-2 Preferred Director or Series B Director) or who are permitted transferees of any such person.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

In Witness Whereof, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on the date first set forth above.

By:	/s/ Anthony Casalena
Anthony Casalena, Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation